As filed with the Securities and Exchange Commission on February 12, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________

S&W SEED COMPANY
 (Exact name of registrant as specified in its charter)

Nevada	27-1275784
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

106 K Street, Suite 300 Sacramento, California 95814	95814
(Address of Principal Executive Offices)	(Zip Code)

_________________________

S&W Seed Company 2019 Equity Incentive Plan
 Full title of the plan)

Mark W. Wong
106 K Street, Suite 300
Sacramento, California 95814
 (Name and address of agent for service)

(559) 884-2535
 (Telephone number, including area code, of agent for service)

_________________________

Copies to:
Steven M. Przesmicki, Esq.
Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
(858) 550-6070

_________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
2019 Equity Incentive Plan Common Stock, par value $0.001 per share	4,243,790	$2.68	$11,373,357	$1,379

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement shall also cover any additional shares of Registrant's common stock (the "Common Stock") that become issuable under the Registrant's 2019 Equity Incentive Plan (the "2019 Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2) Subject to adjustment for certain changes in our capitalization, the aggregate number of shares of our common stock that may be issued under the 2019 Plan will not exceed 4,243,790, which is the sum of (i) 2,750,000 new shares, plus (ii) 350,343 shares, which is the number of unallocated shares remaining available for grant under the Registrant's Amended and Restated 2009 Equity Incentive Plan, as amended (the "Prior Plan"), as of January 16, 2019, the effective date of the 2019 Plan, plus (iii) 1,143,447 shares, which is the number of shares subject to outstanding stock awards granted under the Prior Plan that, on or after January 16, 2019, may expire or terminate for any reason prior to exercise or settlement, are forfeited because of the failure to meet a contingency or condition required to vest such shares or otherwise return to us, or are reacquired, withheld or not issued to satisfy a tax withholding obligation in connection with an award or to satisfy the purchase price or exercise price of a stock award. No further grants will be made under the Prior Plan.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low prices of the Common Stock on February 8, 2019 as reported on the Nasdaq Capital Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by S&W Seed Company (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

  the Company's Annual Report on Form 10-K for the year ended June 30, 2018, filed with the Commission on September 20, 2018, as amended by Amendment No. 1 to Annual Report on Form 10-K/A, filed with the Commission on October 29, 2018;

  the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, filed with the Commission on November 13, 2018;

  the Company's Current Reports on Form 8-K (other than information furnished, rather than filed) filed with the Commission on July 3, 2018, July 16, 2018, August 8, 2018, August 20, 2018, September 6, 2018, September 25, 2018, October 26, 2018 (except with respect to Item 7.01 included therein), October 31, 2018, November 21, 2018, December 26, 2018 (except with respect to Item 7.01 included therein), December 28, 2018, January 2, 2019, January 7, 2019 and January 23, 2019; and

  the description of the Company's Common Stock which is contained in a registration statement on Form 8-A, filed with the Commission on April 23, 2010 (File No. 001-34719) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Nevada Revised Statutes ("NRS") 78.138(7) provides that, subject to certain very limited statutory exceptions or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party would not be liable pursuant to NRS 78.138 or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

NRS 78.7502(2) empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such Indemnified Party) in connection with the defense or settlement of such action or suit if such Indemnified Party would not be liable pursuant to NRS 78.138 or such Indemnified Party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 of NRS 78.7502 described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

NRS 78.751(1) provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

NRS 78.751(2) provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition, upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of NRS 78.751(2) do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

NRS 78.751(3) provides that indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which an Indemnified Party may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office; provided, however, that unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses pursuant to NRS 78.751(2), indemnification may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such Indemnified Party or liability and expenses incurred by such Indemnified Party, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The bylaws of the Registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the NRS. Such bylaws provide that the expenses of directors and officers of the Registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the Registrant.

In addition to indemnification provided in the Registrant's bylaws, the Registrant has entered into agreements to indemnify the directors and executive officers of the Registrant and directors of the Registrant's wholly owned subsidiaries. These agreements require that the Registrant indemnify the directors and officers against all expenses incurred by any such person arising out of such person's service as a director or officer of the Registrant or its subsidiaries, to the fullest extent permitted by applicable law and to any greater extent that applicable law may in the future permit. The Registrant has also purchased insurance coverage for such directors and officers with respect to litigation and other costs and liabilities arising out of their actual or alleged misconduct.

The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us pursuant to applicable state law, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits
Exhibit No.	Description
4.1	Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on December 19, 2011 (File No. 001-34719)).
4.2

Amended and Restated Bylaws of the Registrant, together with Amendments One, Two and Three thereto (incorporated by reference to Exhibit 3.2 to the Registrant's Annual Report on Form 10-K, filed on September 28, 2015 (File No. 001-34719)).

4.3	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.3 to the Registrant's Registration Statement on Form S-3 (filed with the SEC on August 4, 2017 (File No. 333-219726)).
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed on December 31, 2014 (File No. 001-34719)).
4.5

Assignment Agreement of Plant Variety Certificates, Plant Breeders' Rights, Maintenance Rights and Registration Rights between the Registrant and Pioneer, dated December 31, 2014 (incorporated by reference to Exhibit 10.15 to the Registrant's Current Report on Form 8-K, filed with the SEC on January 7, 2015 (File No. 001-34719)).

4.6

First Amendment to the Assignment Agreement of Plant Variety Certificates, Plant Breeders' Rights, Maintenance Rights and Registration Rights between the Registrant and Pioneer, dated April 23, 2015 (incorporated by reference to Exhibit 10.25 to the Registrants' Annual Report on Form 10-K, filed with the SEC on September 28, 2015 (File No. 001-34719)).

4.7

Form of Registration Rights Agreement among the Registrant and purchasers of the 8% Senior Secured Convertible Debentures and Warrants (incorporated by reference to Exhibit 10.4 to the Registrants Current Report on Form 8-K, filed with the SEC on December 31, 2014 (File No. 001-34719)).

4.8

Registration Rights Agreement between the Registrant and MFP Partners, L.P., dated November 23, 2015 (incorporated by reference to Exhibit 10.2 to the Registrants Current Report on Form 8-K, filed with the SEC on November 24, 2015 (File No. 001-34719)).

4.9

Securities Purchase Agreement between the Registrant and MFP Partners, L.P., dated December 31, 2014 (incorporated by reference to Exhibit 4.1 to the Registrants Current Report on Form 8-K, filed with the SEC on December 31, 2014 (File No. 001-34719)).

4.10

Form of Securities Purchase Agreement between the Registrant and each of the purchasers of 8% Senior Secured Convertible Debentures and Common Stock Purchase Warrants, dated December 30, 2014 (incorporated by reference to Exhibit 10.1 to the Registrants Current Report on Form 8-K, filed with the SEC on December 31, 2014 (File No. 001-34719)).

4.11

Securities Purchase Agreement between the Registrant and MFP Partners, L.P. dated November 23, 2015 (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on November 24, 2015(File No. 001-34719)).

4.12

Securities Purchase Agreement between the Registrant and the purchasers named therein, dated July 19, 2017 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on July 20, 2017 (File No. 001-34719)).

4.13

Registration Rights Agreement by and among the Registrant the parties named therein, dated July 19, 2017 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on July 20, 2017 (File No. 001-34719)).

4.14

Investment Agreement between the Registrant and MFP, dated October 3, 2017 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on October 12, 2017 (File No. 001-34719)).

4.15

Securities Purchase Agreement between the Registrant and Mark W. Wong, dated October 11, 2017 (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on October 12, 2017 (File No. 001-34719)).

4.16

Registration Rights Agreement between the Registrant and Mark W. Wong, dated October 11, 2017 (incorporated by reference to Exhibit 99.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on October 12, 2017 (File No. 001-34719)).

4.17

Registration Rights Agreement between the Registrant and MFP, dated December 22, 2017 (incorporated by reference to Exhibit 4.17 to the Registrant's Registration Statement on Form S-3, filed on February 7, 2018 (File No. 333-219726)).

4.18

Securities Purchase Agreement dated September 5, 2018, by and among the Registrant and MFP (incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed on September 6, 2018 (File No. 001-34719)).

4.19

Registration Rights Agreement dated September 5, 2018, by and among the Registrant and MFP (incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K, filed on September 6, 2018 (File No. 001-34719)).

4.20

Voting Agreement dated September 5, 2018, by and among the Registrant and MFP (incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K, filed on September 6, 2018 (File No. 001-34719)).

5.1	Opinion of Jolie Kahn, Esq.
23.1	Consent of Crowe LLP.
23.2	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1).
24.1	Powers of Attorney (included in the signature page hereto).
99.1	S&W Seed Company 2019 Equity Incentive Plan (the "Plan").
99.2	Form of Stock Option Grant Notice, Option Agreement and Notice of Exercise under the Plan.
99.3	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement under the Plan.

Item 9. Undertakings

  The undersigned registrant hereby undertakes:

    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      To include any prospectus required by section 10(a)(3) of the Securities Act;

      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sacramento, State of California, on February 12, 2019.

S&W SEED COMPANY

By:	/s/ Mark W. Wong
Mark W. Wong
President and Chief Executive Officer

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints Mark W. Wong and Matthew K. Szot, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark W. Wong Mark W. Wong	President, Chief Executive Officer and Director (Principal Executive Officer)	February 12, 2019
/s/ Matthew K. Szot Matthew K. Szot	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2019
/s/ Mark J. Harvey Mark J. Harvey	Chairman of the Board of Directors	February 12, 2019
/s/ David A. Fischhoff David A. Fischhoff	Director	February 12, 2019
/s/ Consuelo E. Madere Consuelo E. Madere	Director	February 12, 2019
/s/ Alexander C. Matina Alexander C. Matina	Director	February 12, 2019
/s/ Charles B. Seidler Charles B. Seidler	Director	February 12, 2019
/s/ Robert D. Straus Robert D. Straus	Director	February 12, 2019
/s/ Alan Willits Alan Willits	Director	February 12, 2019